Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GRAFTECH INTERNATIONAL LTD.
GrafTech International Ltd. was organized by filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 26, 2010. This Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as from time to time amended (the “DGCL”), and by the written consent of its board of directors and the sole stockholder in accordance with Section 228 of the DGCL. The time of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware is called the “Effective Time”. This Certificate of Incorporation amends and restates the existing Amended and Restated Certificate of Incorporation of the Corporation in its entirety as follows:

ARTICLE I - NAME
The name of the corporation is GrafTech International Ltd. (the “Corporation”).
ARTICLE - REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III - PURPOSE
The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL.
ARTICLE IV - PERPETUAL EXISTENCE
The Corporation shall have perpetual existence.
ARTICLE V - CAPITAL STOCK
SECTION 1.    Authorized Stock. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is 3,300,000,000, which shall be divided into two classes consisting of 3,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 300,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Upon the Effective Time, each share of common stock, par value $0.01 per share, of the Corporation issued and outstanding immediately or held by the Corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified into 3,022,259.23 validly issued, fully paid and non-assessable shares of Common Stock (the “Reclassification”). From and after the Effective Time, any certificate that, immediately prior to the Effective Time represented shares of Old Common Stock shall be deemed to represent the shares of Common Stock into which such shares of Old Common Stock shall have been reclassified pursuant to the Reclassification.
Subject to the rights of the holders of any outstanding class or series of Preferred Stock, the number of authorized shares of any class or series of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, and no separate vote of the holders of any class or series shall be required therefor irrespective of Section 242(b)(2) of the DGCL.
SECTION 2.    Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide, without approval of the stockholders of the Corporation, for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in any such series, the voting powers (full, limited or no voting powers), the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any, the priorities, preferences and relative, participating, optional and other special rights, if any, and the qualification, limitations or restrictions thereof, of the shares of any such series and to file with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL describing such terms (a “Preferred Stock Designation”). Except as otherwise provided in a Preferred Stock Designation or required by law, shares of Preferred Stock shall not entitle the holders thereof to vote at or receive notice of any meeting of stockholders.
SECTION 3.    Common Stock.
(a)    Voting. Except as otherwise provided in a Preferred Stock Designation or required by law, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters submitted to a vote of the stockholders of the Corporation. Each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held as of the applicable date on any matter that is submitted to a vote of stockholders of the Corporation. Except as otherwise required by law, shares of Common Stock shall not entitle the holders thereof to vote on any amendment to this Certificate of Incorporation (including to a Preferred Stock Designation) that alters or changes the powers, preferences, rights or other terms of solely one or more outstanding class or series of Preferred Stock if the holders of such affected series are entitled, separately or together with the holders of one or more other such series, to vote on such amendment pursuant to this Certificate of Incorporation (including a Preferred Stock Designation) or pursuant to the DGCL, or if no vote of stockholders is required pursuant to the DGCL.

(b)    Dividends. Subject to applicable law and any preferential dividend rights of the holders of any outstanding class or series of Preferred Stock provided in the relevant Preferred Stock Designation, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may determine in its sole discretion.
(c)    Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series of Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. For the avoidance of doubt, the term “Liquidation Event” shall not be deemed to be occasioned by or to include, without limitation, any voluntary consolidation, reorganization, conversion or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, transfer, exchange or conveyance of all or a part of the Corporation’s assets.
(d)    No Pre-Emptive Rights. Shares of Common Stock shall not entitle any holder thereof to any pre-emptive, subscription, redemption or conversion rights.
ARTICLE VI - BOARD OF DIRECTORS
SECTION 1.    Number; Classification.
(a)    Number. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board consisting of not fewer than three individuals, nor more than eleven individuals (exclusive of Preferred Stock Directors (as defined below)). Subject to the rights granted to BCP IV GrafTech Holdings LP and its affiliates and successors (collectively, “Brookfield”) pursuant to the Stockholder Rights Agreement to be entered into by and between the Corporation and BCP IV GrafTech Holdings LP (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholder Rights Agreement”), the exact number of directors constituting the Board shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.
(b)    Classes. From and after the Effective Time, the directors (except as provided pursuant to the last paragraph of this Section 1) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of stockholders to be held in 2019, Class II directors shall serve for an initial term ending at the annual meeting of stockholders to be held in 2020 and Class III directors shall serve for an initial term ending at the annual meeting of stockholders to be held in 2021. Commencing with the annual meeting of stockholders to be held in 2019, successors to the directors of the class whose term has expired at that annual meeting shall be elected for a three-year term and shall serve until the election and qualification of their respective successors in office.
(c)    Written Ballot Not Required. Unless and except to the extent that the By-Laws of the Corporation (as amended and/or restated from time to time, the “By-Laws”) so require, the election of directors of the Corporation need not be by written ballot.
(d)    Preferred Stock Directors. Notwithstanding the foregoing and notwithstanding Section 3 of this Article VI (and subject to the rights of Brookfield under the Stockholder Rights Agreement), whenever a Preferred Stock Designation expressly provides holders of any one or more series of Preferred Stock issued by the Corporation the right, voting separately by series or as a class, to elect directors (the “Preferred Stock Directors”), the total number of Preferred Stock Directors and the election, term of office, filling of vacancies and other features of such Preferred Stock directorships shall be governed by the applicable Preferred Stock Designation and the provisions of the DGCL applicable to Preferred Stock Directors and directorships. Upon commencement and for the duration of the period during which such right continues, the total number of directors of the Corporation authorized pursuant to Section 1(a) of this Article VI shall automatically increase by the number of Preferred Stock Directors specified in the applicable Preferred Stock Designation.
SECTION 2.    Removal. Subject to the special rights, if any, of the holders of any outstanding class or series of Preferred Stock as provided in the relevant Preferred Stock Designation and except as otherwise required by the DGCL, any director may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of the outstanding Common Stock; provided, however, that prior to the first date (the “Trigger Date”) on which Brookfield ceases to beneficially own (directly or indirectly) shares representing at least 50% of the then issued and outstanding shares of the Common Stock, with such beneficial ownership to be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any such director may be removed at any time, with or without cause, by the holders of a majority of the voting power of the outstanding Common Stock.
SECTION 3.    Vacancies and Newly Created Directorships. Subject to the special rights, if any, of the holders of any outstanding class or series of Preferred Stock as provided in the relevant Preferred Stock Designation, and subject to any requirements under the Stockholder Rights Agreement, any vacancies on the Board resulting from an increase in the authorized number of directors, or from the death, resignation, retirement, disqualification or removal of a director or from any other event may be filled solely by a majority vote of the directors then in office (even if they constitute less than a quorum) or by a sole remaining director. Any director elected to fill a vacancy shall hold office for the remaining term of such director’s predecessor. If the number of directors is changed, any increase or decrease shall be apportioned among the classes as determined by a majority of the Board so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship shall hold office for the remaining term of that class. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
SECTION 4.    Other Powers. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the By-Laws of the Corporation.
ARTICLE VII - LIABILITY OF DIRECTORS AND OFFICERS
SECTION 1.    Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
SECTION 2.    Indemnification and Advancement of Expenses. The Corporation shall, to the fullest extent permitted by the DGCL (as it presently exists or may hereafter be amended but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior to such amendment), indemnify, hold harmless and advance expenses to any person made or threatened to be made a party to, or is otherwise involved in, any action, suit or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or the legal representative of such person, is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, serves or served at the request of the Corporation as a director, officer, employee, agent or manager of any other corporation, partnership, limited liability company, joint venture, trust or other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving in such official capacity, against all expense, liability and loss (including attorneys’ and other professionals’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) taxes or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith.
SECTION 3.    Amendment, Repeal, Etc. No amendment or repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal or adoption of an inconsistent provision. Nothing contained in this Certificate of Incorporation shall in any way terminate, limit, diminish or otherwise adversely affect any rights an officer or director of the Corporation may have under the certificate of incorporation of the Corporation as in effect at any time prior to the effectiveness of this Certificate of Incorporation, or under the By-Laws or any other agreement with the Corporation or otherwise.
SECTION 4.    Interpretation. Any reference in this Article VII to an officer of the Corporation or to an officer of any other enterprise shall mean an officer of the Corporation appointed by the Board pursuant to the By-Laws or an officer of such other enterprise appointed by the board of directors or other governing body of such other enterprise pursuant to its governing documents, and the term officer, as used in this Article VII shall not be deemed to include an employee or other agent of the Corporation or any such other enterprise who is not an officer thereof so appointed, regardless of whether such person has been given the title “Vice President” or any other title that could be construed to suggest that such person is an officer of the Corporation or such other enterprise.
ARTICLE VIII - CORPORATE OPPORTUNITY
SECTION 1.    Regulation of Certain Affairs. In recognition and anticipation that Exempted Persons (as defined below) (i) currently or may in the future serve as directors, officers or agents of the Corporation or its Subsidiaries (as defined below), (ii) currently or may in the future have access to information about the Corporation and its Subsidiaries that may, to the fullest extent permitted by applicable law, enhance each such Exempted Person’s knowledge and understanding of (A) the industries in which the Corporation and its Subsidiaries operate (collectively, “Acquired Knowledge”), (B) the activities in which the Corporation and its Subsidiaries now engage, may continue to engage or may in the future engage (which shall include, without limitation, other business activities that overlap or compete with those in which the Corporation and its Affiliates (as defined below) and Subsidiaries may engage directly or indirectly) or (C) related lines of business in which the Corporation or its Subsidiaries may engage directly or indirectly and (iii) currently or may in the future have an interest in the same or similar areas of corporate opportunity as the Corporation or its Subsidiaries may have an interest directly or indirectly, the provisions of this Article VIII are set forth to regulate and define, to the fullest extent permitted by applicable law, the conduct of certain affairs of the Corporation and its Subsidiaries with respect to certain classes or categories of business opportunities as they may involve an Exempted Person, and the powers, rights, duties and liabilities of the Corporation and its Subsidiaries and their respective direct or indirect partners, members, and stockholders in connection therewith.
(a)    Notwithstanding any provision of this Certificate of Incorporation to the contrary, to the fullest extent permitted by applicable law, if any Exempted Person acquires knowledge of a potential Corporate Opportunity (as defined below) or otherwise is then exploiting any Corporate Opportunity, the Corporation and its Affiliates and Subsidiaries shall have no interest or expectancy in such Corporate Opportunity, or in being offered an opportunity to participate in such Corporate Opportunity, and any interest or expectancy in any Corporate Opportunity or any expectation in being offered the opportunity to participate in any Corporate Opportunity is hereby renounced and waived so that such Exempted Person, to the fullest extent permitted by applicable law, (i) shall have no duty to communicate or present such Corporate Opportunity to the

Corporation or any of its Affiliates or Subsidiaries or any stockholder; (ii) shall have the right to hold or pursue, directly or indirectly, any such Corporate Opportunity for such Exempted Person’s own account and benefit or such Exempted Person may direct such Corporate Opportunity to another Person (as defined below); and (iii) shall not be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty as a stockholder, director or officer of the Corporation or otherwise solely by reason of the fact that it pursues or acquires such Corporate Opportunity, directs such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation or any of its Affiliates or Subsidiaries.
(b)    The Corporation hereby expressly acknowledges and agrees that the Exempted Persons have the right to, and shall have no duty not to, (i) directly or indirectly engage in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries engages or proposes to engage, on such Exempted Person’s own behalf, or in partnership with, or as an employee, officer, director, member or stockholder of any other Person, including those lines of business deemed to be competing with the Corporation or any of its Subsidiaries; (ii) do business with any potential or actual customer or supplier of the Corporation or any of its Affiliates or Subsidiaries; and (iii) employ or otherwise engage any officer or employee of the Corporation or any of its Affiliates or Subsidiaries. The Corporation hereby expressly acknowledges and agrees that neither the Corporation nor any of its Affiliates or Subsidiaries nor any stockholder shall have any rights in and to the business ventures of any Exempted Person, or the income or profits derived therefrom. To the fullest extent permitted by law, none of the Exempted Persons shall be liable to the Corporation, any of its Affiliates or Subsidiaries, their respective Affiliates or their respective direct or indirect partners, members, or stockholders, for breach of any duty as a stockholder, director or officer of the Corporation or otherwise solely by reason that such Exempted Person is engaging in any activities or lines of business or competing with the Corporation or its Subsidiaries.
(c)    The Corporation hereby acknowledges and agrees that, in relation to any Corporate Opportunity waived or renounced by the Corporation, to the fullest extent permitted by applicable law, (i) in the event of any conflict of interest between the Corporation or any of its Subsidiaries, on the one hand, and any Exempted Person, on the other hand, such Exempted Person may act in its best interest or in the best interest of any other Exempted Person and (ii) no Exempted Person shall be obligated to (A) reveal to the Corporation or any of its Subsidiaries confidential information belonging to or relating to the business of any Exempted Person or (B) recommend or take any action in its capacity as stockholder, director or officer, as the case may be, that prefers the interest of the Corporation or any of its Subsidiaries over the interest of any Exempted Person.
(d)    The Corporation hereby acknowledges and agrees that, in relation to any Corporate Opportunity waived or renounced by the Corporation, to the fullest extent permitted by applicable law, Exempted Persons are not restricted from using Acquired

Knowledge in making investment, voting, monitoring, governance or other decisions relating to other entities or securities.
SECTION 2.    Deemed Notice. Any Person purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.
SECTION 3.    Severability. If this Article VIII or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, this Article VIII shall be deemed to be modified to the minimum extent necessary to avoid a violation of law and, as so modified, this Article VIII and the remaining provisions hereof shall remain valid and enforceable in accordance with their terms to the fullest extent permitted by law.
SECTION 4.    Effect of Stockholder Rights Agreement. The provisions of Sections 1 through 3 of this Article VIII (i) shall be subject to compliance with any procedures regarding Corporate Opportunities specified in the Stockholder Rights Agreement and (ii) shall continue with respect to an Exempted Person until the first date that both of the following conditions are true: (A) Brookfield is not entitled to designate at least one (1) nominee to the Board pursuant to the Stockholder Rights Agreement and (B) no individual is serving on the Board who has at any time been designated as a nominee by Brookfield.
Neither the alteration, amendment or repeal of this Article VIII nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, repeal or adoption.
SECTION 5.    Definitions. For the purposes of this Article VIII,
(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.
(b)    “Brookfield Affiliated Person” means, each of Brookfield and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Brookfield’s Affiliates, the directors designated for nomination by Brookfield pursuant to the Stockholder’s Agreement, or any officer of the Corporation that is an Affiliate of Brookfield.
(c)    “Corporate Opportunity” means (i) an investment or business opportunity or activity, including without limitation those that might be considered the same as or similar to the Corporation’s business or the business of any Affiliate or Subsidiary of the Corporation, including those deemed to be competing with the Corporation or any Affiliate or Subsidiary of the Corporation, or (ii) a prospective economic or competitive advantage in which the Corporation or any Affiliate or Subsidiary of the Corporation

could have an interest or expectancy. In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to be a potential opportunity for the Corporation or any Affiliates or Subsidiary if it is a business opportunity that (i) the Corporation, Affiliate or Subsidiary, as applicable, is not financially able or contractually permitted or legally able to undertake, (ii) from its nature, is not in the line of the Corporation’s, Affiliate’s or Subsidiary’s, as applicable, business or is of no practical advantage to it or (iii) is one in which the Corporation, Affiliate or Subsidiary, as applicable, has no interest or reasonable expectancy.
(d)    “Exempted Person” means any Brookfield Affiliated Person.
(e)    “Person” means any individual, corporation, partnership, unincorporated association or other entity.
(f)    “Stockholder Rights Agreement” means the Stockholder Rights Agreement by and among the Corporation and the stockholders party thereto, as amended from time to time.
(g)    “Subsidiary” with respect to any Person means: (i) a corporation, a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, without regard to whether the voting of such capital stock is subject to a voting agreement or similar restriction, (ii) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (A) in the case of a partnership, a general partner of such partnership or (B) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company or (iii) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) the power to elect or direct the election of a majority of the members of the governing body of such Person (whether or not such power is subject to a voting agreement or similar restriction) or (B) in the absence of such a governing body, a majority ownership interest.
ARTICLE IX - STOCKHOLDER ACTION; MEETINGS
SECTION 1.    Actions at Meetings Duly Called; No Written Consent. Except as provided with respect to the holders of any outstanding class or series of Preferred Stock in the relevant Preferred Stock Designation, (a) prior to the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken upon a vote of the stockholders at an annual or special meeting duly called or by written consent of the stockholders and (b) from and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SECTION 2.    Regulation of Stockholder Submissions. The By-Laws may establish procedures regulating the submission by stockholders of nominations, proposals and other business for consideration at meetings of stockholders of the Corporation.
SECTION 3.    Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Chairman of the Board (the “Chairman”); provided, however, that prior to the Trigger Date, special meetings of the stockholders of the Corporation may be called at any time by (a) the affirmative vote of a majority of the total number of directors then in office, (b) the Chairman or (c) either the Board or the Chairman at the request of Brookfield.
ARTICLE X - BY-LAWS
In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to adopt, make, alter, amend or repeal the By-Laws of the Corporation. The stockholders of the Corporation may not adopt, amend or repeal any By-Law, and no provision of the By-Laws inconsistent therewith shall be adopted by the stockholders, unless (i) prior to the Trigger Date, such action is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock and (ii) from and after the Trigger Date, such action is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Common Stock.
ARTICLE XI - AMENDMENT OF CERTIFICATE IN CORPORATION
Subject to any requirement of applicable law and to any voting rights granted pursuant to a Preferred Stock Designation, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted or added, unless in addition to any other vote required by this Certificate of Incorporation, specified in any agreement or otherwise required by law, and in addition to any voting rights granted to or held by the holders of any outstanding class or series of Preferred Stock (i) prior to the Trigger Date, such alteration, amendment, repeal, adoption or addition is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock and (ii) from and after the Trigger Date, such alteration, amendment, repeal, adoption or addition is approved by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Common Stock.
ARTICLE XII - SECTION 203 OF THE DGCL

SECTION 1.    Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.
SECTION 2.    Limitations on Business Combination. Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination, at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined herein) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:
(a)    prior to such time, the Board approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder, or
(b)    upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the Voting Stock (defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the Interested Stockholder) those shares owned by (i) Persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(c)    at or subsequent to such time, the Business Combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding shares entitled to vote generally in the election of directors that are not owned by the Interested Stockholder.
SECTION 3.    Definitions. For purposes of this Article XII,
(a)    “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.
(b)    “Associate,” when used to indicate a relationship with any Person, means:
(i)    any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock;
(ii)    any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and
(iii)    any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c)    “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:
(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the Interested Stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this Article XII is not applicable to the surviving entity;
(ii)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

(v)    any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) to (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(d)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding Voting Stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(e)    “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person; provided, however, that the term “Interested Stockholder” shall not include (a) Brookfield or any of its Affiliates or successor or any “group,” or any member of any such group, to which such Persons are a party under Rule 13d-5 of the Exchange Act or (b) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such Person specified in this clause (b) shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(f)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:
(i)    beneficially owns such stock, directly or indirectly; or

(ii)    has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more Persons; or
(iii)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.
(g)    “Person” means any individual, corporation, partnership, unincorporated association or other entity.
(h)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(i)    “Voting Stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE XIII - EXCLUSIVE FORUM
(a)    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or this Certificate of Incorporation or the By-Laws (as either may be amended and/or restated from time to time) or for any action asserting a claim governed by the internal affairs doctrine, provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware.
(b)    If any action the subject matter of which is within the scope of paragraph (a) above is filed in a court other than the Court of Chancery of the State of Delaware or another state court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware or another state court located within the State of Delaware in connection with any action brought in any such court to enforce paragraph (a) above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

IN WITNESS WHEREOF, this Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this 12th day of April 2018.

GrafTech International Ltd.
/s/ Cynthia A. Binns
Name: Cynthia A. Binns
Title: Secretary

15